Exhibit 23.2

PricewaterhouseCoopers LLP Chartered Accountants PO Box 82 Royal Trust Tower, Suite 3000 Toronto Dominion Centre Toronto, Ontario Canada M5K 1G8 Telephone +1 416 863 1133 Facsimile +1 416 365 8215

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of Companhia Vale do Rio Doce, filed with the United States Securities and Exchange Commission on or about June     , 2007, of our report dated February 28, 2006 relating to the consolidated financial statements and the financial statement schedules of Inco Limited, which appears in the Current Report on Form 6-K of Companhia Vale do Rio Doce dated November 13, 2006. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” in such Registration Statement.

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

June 18, 2007